Exhibit 99
Wendy’s International, Inc. announces 2006 first-quarter results
Revenues increased 4.2% to $931.5 million
Net income was $51.2 million and $0.44 per share
     DUBLIN, Ohio (April 27, 2006) — Wendy’s International, Inc. (NYSE: WEN) today announced its financial results for the first quarter 2006.
First-quarter results
•	Total revenues increased 4.2% to $931.5 million.

•	The Company’s first-quarter pretax income was $58.4 million compared to $79.5 million in 2005. Net income was $51.2 million compared to $51.3 million in 2005. Reported diluted earnings per share (EPS) were $0.44 compared to $0.45 in 2005.
The 2006 first-quarter results include the impact of:
•	Strong sales at Tim Hortons®, both in Canada and the U.S.

•	Lower-than-expected sales at Wendy’s® and Baja Fresh® Mexican Grill.

•	A total of 57 new system-wide restaurants opened in the quarter, compared to 77 in the same period a year ago.

•	$15 million in incremental pretax advertising expense. The Company expects the remaining $10 million of this previously announced $25 million total pretax expenditure to impact second-quarter results. The incremental advertising expense will impact the operating costs line on the income statement.

•	A lower year-over-year first-quarter effective tax rate, which resulted primarily from two items:
•	The deferred tax reversal of previously accrued Canadian withholding taxes, which decreased first-quarter income tax expense by approximately $5.0 million.

•	Permanent book and tax differences relating to certain hedge transactions, which decreased first-quarter income tax expense by approximately $3.8 million.
          The Company does not expect to realize benefits of a similar nature in subsequent periods.
•	Stronger Canadian currency ($1.15 vs. $1.23 in 2005), which benefited pretax income by approximately $4.2 million compared to 2005.

•	The loss of approximately $4 million in rental income due to the sale of Wendy’s properties during 2005.

•	The loss of 17.25% of the net income contribution from Tim Hortons for one week following its initial public offering (IPO) in late March, resulting in a year-over-year reduction of approximately $700,000 of pretax income.

•	Lower costs for fresh ground beef, which averaged $1.38 per pound during the first quarter of 2006, versus $1.42 per pound a year ago. This benefited pretax income by approximately $700,000 compared to 2005. The Company expects to pay $1.425 per pound in the second quarter of 2006, versus $1.52 per pound a year ago.
•	General and administrative (G&A) expenses were $82.5 million, or 8.9% of revenue, compared to $75.8 million, or 8.5% of revenue, in the first quarter of 2005. G&A includes the impact of higher consulting fees and certain IPO costs, partially offset by a reduction in the accrual for performance-based incentive compensation.

•	Other income was $8.6 million, an increase of $4.6 million compared to $4.0 million in the first quarter of 2005, primarily reflecting net gains on Wendy’s properties sold during 2006.

Company provides update of Wendy’s Combo Plan to increase sales, reduce costs and improve store-level margins
     “We are optimistic about initiatives we have in place to increase sales during the second quarter,” said Kerrii Anderson, interim Chief Executive Officer and President. “We are also making significant progress on other aspects of Wendy’s Combo Plan, including new product introductions and cost reductions throughout the organization.”
     Wendy’s promoted its Spicy Chicken sandwich and launched three new Garden Sensations® salads in March. This month, Wendy’s introduced its Frescata™ line of deli sandwiches with national advertising. The Frescata line includes Black Forest Ham & Swiss Cheese, Roasted Turkey with Basil Pesto, Roasted Turkey & Swiss Cheese and the Frescata Club. Each is made with premium meats and freshly baked artisan bread.
     “Frescata is our most exciting product launch in many years, and we are already seeing a favorable response from consumers,” Anderson said. “The high-quality ingredients and proprietary, par-baked bread distinguish the Frescata sandwich line from competitive offerings.”
     During the second quarter, the Company plans to re-energize its Late Night business with national media support, launch its new 3-Tier Combo program and promote its Wendy’s Kids’ Meal® Choices program, featuring two nutritious new Kids’ Meal sandwiches, Turkey & Cheese and Ham & Cheese.
     The Company this week announced it has named Dave Near to the newly created position of Chief Operations Officer of the Wendy’s brand. Near will be responsible for Wendy’s U.S., Canadian and International restaurant operations — both franchised and company. Near has been a Wendy’s franchisee since 1995, operating 29 stores in the Austin, Texas market with average unit volumes of nearly $1.5 million, which is higher than the system average of $1.3 million. He will report to Anderson. Near begins his new position on May 1 and will work out of the Company’s Dublin, Ohio headquarters.
Company announces progress on “Next Chapter” initiatives, now targeting $100 million in overhead cost reduction while strengthening service to restaurants and franchisees
     The Company announced on February 6 its “Next Chapter” initiative to improve processes throughout the organization, generate new efficiencies and identify cost reductions. The goal is to significantly improve the operational and financial performance of the Wendy’s brand.
     “Our mission is to serve our customers fresh, delicious food made with the highest quality ingredients — quickly, accurately and with a smile,” said Wendy’s Chairman Jim Pickett. “At the same time, we will focus even greater attention on improving restaurant operations and increasing store-level profitability for franchisees and the Company.”
     Following extensive analysis and validation, the Company has increased its target overhead cost reduction to approximately $100 million, up from the previously announced range of $40 million to $60 million. The Company plans to begin implementing elements of the cost reduction program in the second half of 2006 and achieve the $100 million run rate benefit beginning in 2007.
     The Company is focusing on significantly improving restaurant operations by better utilizing resources to enhance its service to franchisees and customers while reducing costs. The cost reductions will primarily come from corporate and field overhead.
Company completes Tim Hortons IPO
     The Company successfully completed the initial public offering of 17.25% of Tim Hortons Inc., with trading commencing on the Toronto Stock Exchange and New York Stock Exchange on March 24. The Company maintains an 82.75% ownership in Tim Hortons and has announced that it intends to spin off the remaining ownership position by December 31, 2006.

Board approves 113th consecutive dividend
     The Board of Directors approved a quarterly dividend of $0.17 per share, payable on May 22 to shareholders of record as of May 8. The dividend will be the Company’s 113th consecutive dividend.
First Quarter conference call and webcast scheduled for today, April 27
     Company management will host a conference call, along with executive management of Tim Hortons, at 2:00 p.m. (Eastern) today, April 27 to discuss first quarter results. Investors and the public may participate in the conference call in either one of the following ways:
•	Phone Call: The dial-in number is 877-572-6014 (U.S. and Canada) or 706-679-4852 (International). No need to register in advance.

•	Simultaneous Web Cast: Available at www.wendys-invest.com. The call will also be archived at that site.
First-Quarter Same-Store Sales Summary*

	1Q 2006	1Q 2005
Wendy’s U.S. Company	-4.8%	-2.2%
Wendy’s U.S. Franchise	-5.2%	-1.0%
Tim Hortons Canada	8.7%	5.8%
Tim Hortons U.S.	9.8%	7.7%
Baja Fresh System	-3.7%	-6.1%

*	Easter was in March a year ago, but was in April this year.
First-Quarter New Restaurant Openings

	1Q 2006	1Q 2005
Wendy’s	29	45
Tim Hortons	27	23
Baja Fresh	1	9
TOTAL	57	77
Wendy’s International, Inc. overview
     Wendy’s International, Inc. is one of the world’s largest restaurant operating and franchising companies with more than 9,900 total restaurants and five quality brands, including Wendy’s Old Fashioned Hamburgers®, Tim Hortons, Baja Fresh Mexican Grill, Cafe Express™ and Pasta Pomodoro®. More information about the Company is available at www.wendys-invest.com.
CONTACTS:
John Barker: (614) 764-3044 or john_barker@wendys.com
David Poplar (614) 764-3547 or david_poplar@wendys.com

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	First Quarter Ended
	4/2/2006	4/3/2005	$ Change	% Change

REVENUES
Retail sales	$753,747	$724,547	$29,200	4.0%
Franchise revenues	177,773	169,626	8,147	4.8%

TOTAL REVENUES	931,520	894,173	37,347	4.2%

COSTS & EXPENSES
Cost of sales	505,808	477,915	27,893	5.8%
Company restaurant operating costs	175,713	169,670	6,043	3.6%
Operating costs	60,351	36,182	24,169	66.8%
Depreciation of property & equipment	48,932	48,718	214	0.4%
General & administrative expenses	82,484	75,844	6,640	8.8%
Other income	(8,580)	(3,968)	(4,612)	-116.2%

TOTAL COSTS & EXPENSES	864,708	804,361	60,347	7.5%

OPERATING INCOME	66,812	89,812	(23,000)	-25.6%

Interest expense	(12,599)	(11,534)	(1,065)	-9.2%
Interest income	4,138	1,189	2,949	248.0%

PRETAX INCOME	58,351	79,467	(21,116)	-26.6%

INCOME TAXES	6,654	28,211	21,557	n/m

THI minority interest	465	0	(465)	n/m

NET INCOME	$51,232	$51,256	($24)	0.0%

Diluted earnings per common share	$0.44	$0.45	($0.01)	-2.2%

Diluted shares	116,397	114,596	1,801	1.6%

n/m — Not meaningful

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	April 2,	January 1,
	2006	2006
	(Unaudited)
	(Dollars in thousands)

ASSETS

Current assets
Cash and cash equivalents	$1,307,426	$393,241
Accounts receivable, net	142,204	138,999
Notes receivable, net	12,282	11,746
Deferred income taxes	29,903	29,043
Inventories and other	72,292	62,868
Advertising fund restricted assets	74,022	53,866
Assets held for disposition	13,552	66,803

	1,651,681	756,566

Property and equipment	3,491,647	3,421,354
Accumulated depreciation	(1,137,891)	(1,095,466)

	2,353,756	2,325,888

Notes receivable, net	17,147	14,796

Goodwill	128,667	128,808

Deferred income taxes	6,738	6,623

Intangible assets, net	41,123	41,757

Other assets	162,220	165,880

	$4,361,332	$3,440,318

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	April 2,	January 1,
	2006	2006
	(Unaudited)
	(Dollars in thousands)

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Accounts payable	$147,842	$188,481
Accrued expenses:
Salaries and wages	36,208	51,184
Taxes	59,579	116,920
Insurance	59,502	58,147
Other	89,486	90,263
Advertising fund restricted liabilities	86,903	68,929
Current portion of long-term obligations	9,388	9,428

	488,908	583,352

Long-term obligations
Term debt	990,817	559,097
Capital leases	57,435	56,736

	1,048,252	615,833

Deferred income taxes	69,803	78,206
Other long-term liabilities	105,023	104,338

Commitments and contingencies

Minority interest in THI	170,026	0

Shareholders’ equity
Preferred stock, Authorized: 250,000 shares
Common stock, $.10 stated value per share,
Authorized: 200,000,000 shares,
Issued: 126,984,000 and 125,490,000 shares, respectively	12,698	12,549
Capital in excess of stated value	977,197	367,810
Retained earnings	1,889,332	1,858,743
Accumulated other comprehensive income (expense):
Cumulative translation adjustments and other	115,921	115,252
Pension liability	(1,096)	(1,096)

	2,994,052	2,353,258
Treasury stock, at cost:
11,431,000 and 7,681,000 shares, respectively	(514,732)	(294,669)

	2,479,320	2,058,589

	$4,361,332	$3,440,318

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
REVENUES BY SEGMENT

					Increase (Decrease)
(in thousands):	First Quarter Ended				From Prior Year
		% of		% of
	April 2, 2006	Total	April 3, 2005	Total	Dollars	Percentage
Retail Sales
Wendy’s	$499,231	66.2%	$514,034	70.9%	($14,803)	-2.9%
Tim Hortons	208,200	27.6%	162,144	22.4%	46,056	28.4%
Developing Brands*	46,316	6.2%	48,369	6.7%	(2,053)	-4.2%

	$753,747	100.0%	$724,547	100.0%	$29,200	4.0%

Franchise Revenues
Wendy’s	$65,242	36.7%	$74,833	44.1%	($9,591)	-12.8%
Tim Hortons	110,823	62.3%	92,745	54.7%	18,078	19.5%
Developing Brands*	1,708	1.0%	2,048	1.2%	(340)	-16.6%

	$177,773	100.0%	$169,626	100.0%	$8,147	4.8%

Total Revenues
Wendy’s	$564,473	60.6%	$588,867	65.9%	($24,394)	-4.1%
Tim Hortons	319,023	34.2%	254,889	28.5%	64,134	25.2%
Developing Brands*	48,024	5.2%	50,417	5.6%	(2,393)	-4.7%

	$931,520	100.0%	$894,173	100.0%	$37,347	4.2%

*	Developing Brands includes Baja Fresh and Cafe Express.

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
OPERATING INCOME BY SEGMENT

(in thousands):	First Quarter Ended				Change
		% of		% of
	April 2, 2006	Revenues	April 3, 2005	Revenues	Dollars	Percentage
Operating Income (Loss)
Wendy’s	$11,782	2.1%	$43,938	7.5%	($32,156)	-73.2%
Tim Hortons	75,954	23.8%	62,544	24.5%	13,410	21.4%
Developing Brands*	(4,466)	-9.3%	(3,455)	-6.9%	(1,011)	-29.3%

Segment operating income	83,270	8.9%	103,027	11.5%	(19,757)	-19.2%
Corporate charges**	(16,458)	-1.8%	(13,215)	-1.5%	(3,243)	-24.5%

Operating income	$66,812	7.2%	$89,812	10.0%	($23,000)	-25.6%

*	Developing Brands includes Baja Fresh and Cafe Express.

**	Corporate charges include certain overhead costs which are not allocated to individual segments.

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
RATIOS

	As of	As of
	April 2, 2006	January 1, 2006
Long Term Debt to Equity	42%	30%
Debt to Total Capitalization	30%	23%

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
SYSTEMWIDE RESTAURANTS

			Increase/		Increase/
	As of	As of	(Decrease)	As of	(Decrease)
	April 2, 2006	January 1, 2006	From Prior Quarter	April 3, 2005	From Prior Year

Wendy’s
U.S.
Company	1,313	1,345	(32)	1,332	(19)
Franchise	4,704	4,673	31	4,628	76

	6,017	6,018	(1)	5,960	57

Canada
Company	150	152	(2)	154	(4)
Franchise	230	225	5	230	0

	380	377	3	384	(4)

Other International
Company	5	5	0	5	0
Franchise	343	346	(3)	350	(7)

	348	351	(3)	355	(7)

Total Wendy’s
Company	1,468	1,502	(34)	1,491	(23)
Franchise	5,277	5,244	33	5,208	69

	6,745	6,746	(1)	6,699	46

Tim Hortons
U.S.
Company	63	62	1	67	(4)
Franchise	229	226	3	193	36

	292	288	4	260	32

Canada
Company	35	33	2	33	2
Franchise	2,576	2,564	12	2,445	131

	2,611	2,597	14	2,478	133

Total Tim Hortons
Company	98	95	3	100	(2)
Franchise	2,805	2,790	15	2,638	167

	2,903	2,885	18	2,738	165

Baja Fresh
U.S.
Company	143	142	1	146	(3)
Franchise	156	157	(1)	154	2

Total Baja Fresh	299	299	0	300	(1)

Cafe Express
U.S.
Company	19	19	0	19	0

Total Cafe Express	19	19	0	19	0

Total System
Company	1,728	1,758	(30)	1,756	(28)
Franchise	8,238	8,191	47	8,000	238

	9,966	9,949	17	9,756	210

WENDY’S INTERNATIONAL, INC.
Income Statement Definitions

Retail Sales	Includes sales from company operated restaurants. Also included are the sales to franchisees from Wendy’s bun baking facilities, and sales to franchisees from Tim Hortons’ coffee roaster and distribution warehouses.

Franchise Revenues	Consists primarily of royalties, rental income and franchise fees. Franchise fees include charges for various costs and expenses related to establishing a franchisee’s business, and include initial equipment packages for the Hortons’ franchises.

Cost of Sales	Includes food, paper and labor costs for restaurants. Also included are the cost of goods sold to franchisees from Wendy’s bun baking facilities, and Tim Hortons’ coffee roaster and distribution warehouses.

Company Restaurant Operating Costs	Consists of all costs necessary to manage and operate restaurants, except cost of sales and depreciation. These include advertising, insurance, maintenance, rent, etc., as well as support costs for personnel directly related to restaurant operations.

Operating Costs	Includes rent expense related to properties leased to franchisees, and cost of equipment sold to franchisees as part of the initiation of the franchise business. Training and other costs necessary to ensure a successful Hortons’ franchise opening and costs to operate and maintain the Tim Hortons’ distribution warehouses, Tim Hortons’ coffee roaster and Wendy’s bun baking facilities are also included in operating costs.

General and Administrative Expenses	Costs that cannot be directly related to generating revenue.

Other Income and Expense	Includes expenses (income) that are not directly derived from the Company’s primary businesses. This includes income from the Company’s investments in joint ventures and other minority investments. Expenses include store closures and other asset write-offs.

WENDY’S INTERNATIONAL, INC.
Safe Harbor Under the Private Securities Litigation Reform Act of 1995
The Private Securities Litigation Reform Act of 1995 (the “Act”) provides a “safe harbor” for forward-looking statements to encourage companies to provide prospective information, so long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those discussed in the statement. Wendy’s International, Inc. (the “Company”) desires to take advantage of the “safe harbor” provisions of the Act.
Certain information in this news release, particularly information regarding future economic performance and finances, and plans, expectations and objectives of management, is forward looking. The following factors, in addition to other possible factors not listed, could affect the Company’s actual results and cause such results to differ materially from those expressed in forward-looking statements:
Competition. The quick-service restaurant industry is intensely competitive with respect to price, service, location, personnel and type and quality of food. The Company and its franchisees compete with international, regional and local organizations primarily through the quality, variety and value perception of food products offered. The number and location of units, quality and speed of service, attractiveness of facilities, effectiveness of advertising and marketing programs, and new product development by the Company and its competitors are also important factors. The Company anticipates that intense competition will continue to focus on pricing. Certain of the Company’s competitors have substantially larger marketing budgets.
Economic, Market and Other Conditions. The quick-service restaurant industry is affected by changes in international, national, regional, and local economic conditions, consumer preferences and spending patterns, demographic trends, consumer perceptions of food safety, weather, traffic patterns, the type, number and location of competing restaurants, and the effects of war or terrorist activities and any governmental responses thereto. Factors such as inflation, food costs, labor and benefit costs, legal claims, and the availability of management and hourly employees also affect restaurant operations and administrative expenses. The ability of the Company and its franchisees to finance new restaurant development, improvements and additions to existing restaurants, and the acquisition of restaurants from, and sale of restaurants to franchisees is affected by economic conditions, including interest rates and other government policies impacting land and construction costs and the cost and availability of borrowed funds.
Importance of Locations. The success of Company and franchised restaurants is dependent in substantial part on location. There can be no assurance that current locations will continue to be attractive, as demographic patterns change. It is possible the neighborhood or economic conditions where restaurants are located could decline in the future, thus resulting in potentially reduced sales in those locations.
Government Regulation. The Company and its franchisees are subject to various federal, state, and local laws affecting their business. The development and operation of restaurants depend to a significant extent on the selection and acquisition of suitable sites, which are subject to zoning, land use, environmental, traffic, and other regulations. Restaurant operations are also subject to licensing and regulation by state and local departments relating to health, sanitation and safety standards, federal and state labor laws (including applicable minimum wage requirements, overtime, working and safety conditions, and citizenship requirements), federal and state laws which prohibit discrimination and other laws regulating the design and operation of facilities, such as the Americans with Disabilities Act of 1990. Changes in these laws and regulations, particularly increases in applicable minimum wages, may adversely affect financial results. The operation of the Company’s franchisee system is also subject to regulation enacted by a number of states and rules promulgated by the Federal Trade Commission. The Company cannot predict the effect on its operations, particularly on its relationship with franchisees, of the future enactment of additional legislation regulating the franchise relationship. The Company’s financial results could also be affected by changes in applicable accounting rules.
Growth Plans. The Company plans to increase the number of systemwide Wendy’s, Tim Hortons and Baja Fresh Mexican Grill restaurants open or under construction. There can be no assurance that the Company or its franchisees will be able to achieve growth objectives or that new restaurants opened or acquired will be profitable.
The opening and success of restaurants depends on various factors, including the identification and availability of suitable and economically viable locations, sales levels at existing restaurants, the negotiation of acceptable lease or purchase terms for new locations, permitting and regulatory compliance, the ability to meet construction schedules, the financial and other development capabilities of franchisees, the ability of the Company to hire and train qualified management personnel, and general economic and business conditions.

International Operations. The Company’s business outside of the United States is subject to a number of additional factors, including international economic and political conditions, differing cultures and consumer preferences, currency regulations and fluctuations, diverse government regulations and tax systems, uncertain or differing interpretations of rights and obligations in connection with international franchise agreements and the collection of royalties from international franchisees, the availability and cost of land and construction costs, and the availability of experienced management, appropriate franchisees, and joint venture partners. Although the Company believes it has developed the support structure required for international growth, there is no assurance that such growth will occur or that international operations will be profitable.
Disposition of Restaurants. The disposition of company operated restaurants to new or existing franchisees is part of the Company’s strategy to develop the overall health of the system by acquiring restaurants from, and disposing of restaurants to, franchisees where prudent. The realization of gains from future dispositions of restaurants depends in part on the ability of the Company to complete disposition transactions on acceptable terms.
Transactions to Improve Return on Investment. The sale of real estate previously leased to franchisees is generally part of the program to improve the Company’s return on invested capital. There are various reasons why the program might be unsuccessful, including changes in economic, credit market, real estate market or other conditions, and the ability of the Company to complete sale transactions on acceptable terms and at or near the prices estimated as attainable by the Company.
Joint Venture to Manufacture and Distribute Par-Baked Products for Tim Hortons Restaurants. The success of the joint venture to manufacture and distribute par-baked products for Tim Hortons restaurants could be affected by a number of factors, including many of the factors set forth above. In addition, the realization of expected levels of production efficiencies, and actual product distribution costs and costs incurred to equip Tim Hortons restaurants for par-baked products occurring within expected ranges, could affect actual results.
Mergers, Acquisitions and Other Strategic Transactions. The Company intends to evaluate potential mergers, acquisitions, joint venture investments, alliances, vertical integration opportunities and divestitures as part of its strategic planning initiative. These transactions involve various inherent risks, including accurately assessing the value, future growth potential, strengths, weaknesses, contingent and other liabilities and potential profitability of acquisition candidates; the potential loss of key personnel of an acquired business; the Company’s ability to achieve projected economic and operating synergies; and unanticipated changes in business and economic conditions affecting an acquired business.
Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date thereof. The Company undertakes no obligation to publicly release any revisions to the forward-looking statements contained in this release, or to update them to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events.